Exhibit 13(a)(4)
Change in Independent Auditors
Effective on December 15, 2021, Tait, Weller & Baker LLP (“Tait”) ceased to serve as the independent registered public accounting firm of Neuberger Berman Long Short Fund (the “Fund”), a series of Neuberger Berman Alternative Funds (the “Trust”). Tait did not resign and did not decline to stand for re-election. The decision to change independent registered public accounting firms was recommended by the Audit Committee of the Board of Trustees and was approved by the Board of Trustees (the “Board”).
Tait’s reports on the Fund’s financial statements for the fiscal years ended October 31, 2021 and October 31, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended October 31, 2021 and October 31, 2020 and during the subsequent interim period through December 15, 2021: (i) there were no disagreements with Tait on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, would have caused Tait to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
On December 15, 2021, the Audit Committee of the Board recommended, and the Board approved, the selection of Ernst & Young LLP (“EY”) as the Fund’s independent registered public accounting firm for the fiscal year ended October 31, 2022. During the Fund’s fiscal years ended October 31, 2021 and October 31, 2020, and the subsequent period through December 15, 2021, neither the Fund, nor anyone on its behalf consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).
Tait has furnished the Trust with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter, dated June 28, 2022 is attached as Attachment A to this exhibit

Attachment A